Park City Group Appoints Noted Supermarket Veteran

William S. Kies, Jr. to its Board of Directors

PARK CITY, UTAH - November 16, 2011, a Software-as-a-Service (SaaS) provider of unique supply chain solutions for retailers and their suppliers, today announced the appointment of William S. Kies, Jr. to the Company’s Board of Directors.

Mr. Kies is currently a principal of Kies Consulting, LLC, a premier consulting practice specializing in the supermarket industry since 1994. The firm’s clients include Fortune 100 consumer package goods corporations and companies offering national services, programs and in-store support to all channels of food distribution. Prior to Kies Consulting, which Mr. Kies founded in 1994, he was the President and Chief Operating Officer of IGA, Inc., the world's largest banner group of independent supermarkets with over 4,000 stores serviced by 24 wholesalers in 20 countries.

“We are extremely pleased to have Bill join the Company’s Board of Directors,” said Randall K. Fields, Chairman and CEO.  “His base of knowledge, with over 35 years in senior management positions within the grocery business, will further strengthen the group of industry thought leaders we have assembled on the Board.  Bill brings strong executive and trade organization relationships and is an innovator in strategic planning, having been a major contributor to developing and accomplishing strategic initiatives for several Fortune 100 companies. We look forward to his guidance as the company continues to broaden its base of retail and supplier relationships while staying focused on providing the maximum return on investment for our customers.”

About Park City Group

Park City Group (NYSE Amex: PCYG) is a Software-as-a-Service (“SaaS”) provider that brings unique visibility to the consumer goods supply chain.  With over $100 million invested in development and 16 years of commercialization surrounding its proprietary scan based data platform, the Company’s services increase customers’ sales and profitability, while ensuring regulatory compliance for both retailers and their suppliers.

Through a process known as Consumer Driven Sales OptimizationTM, Park City Group helps retail and consumer packaged goods customers turn transactional information into actionable strategies to lower inventory, increase sales and improve efficiencies in the supply chain.

The Company’s Food Safety Global RegistryTM provides food retailers and suppliers with a robust solution that will help them protect their brands and remain in compliance with rapidly evolving regulations in the recently-passed Food Safety Modernization Act.  The Food Safety Global Registry, an internet-based technology, will enable all participants in the farm-to-table supply chain to easily manage tracking and traceability requirements as products move between trading partners.  For more information, go to .

Investor Relations Contact:

Dave Mossberg

Three Part Advisors, LLC

817-310-0051

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